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                                                         Exhibit 10(b)

                          Second Amendment to
                         The Advest Group, Inc.
                   Nonqualified Executive Post-Employment
                              Income Plan


	THIS SECOND AMENDMENT to The Advest Group, Inc. Nonqualified Executive Post-Employment Income Plan (the "Plan") is made effective as of June 3,
1999.

                          W I T N E S S E T H

	WHEREAS, the Plan was adopted effective October 1, 1993 for a select group of highly compensated senior executives to ensure that the overall effectiveness of the Company's compensation program will attract, retain and motivate qualified senior executives;

	WHEREAS, the Plan was amended by action of the Board of Directors effective October 1, 1995; and

	WHEREAS, the Company believes that it is now appropriate to amend the Plan to provide for enhanced benefits for such executives contingent upon performance-related compensation they earn in the future, and to make other changes as specified below;

	NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Effective as of October 1, 1999, Section 1.10 of the Plan is modified in its entirety to read as follows:

            1.10 "Compensation" for any Participant for any year means the sum of all base pay and bonus (but disregarding any bonus exceeding 50% of base salary) paid to the Participant during the year, including in that calculation any salary deferrals under a plan intended to meet the requirements of either Section 401(k) or Section 125 of the Internal Revenue Code.

     2. Section 2.1 of the Plan is modified in its entirety to read as follows:

            2.1 Eligibility. A senior executive employee of the Company or any affiliated corporation is eligible to become a Participant in the Plan; provided such employee is designated as a Participant by the Board of Directors or the Human Resources Committee or equivalent committee of the Board of Directors. Once an employee becomes a Participant, such employee shall remain a Participant until termination of employment with the Company and thereafter until all benefits, if any, to which such employee or such employee's Beneficiary is entitled under the plan have been paid. Notwithstanding

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         the foregoing, the Board of Directors or Human Resources
         Committee or equivalent committee may at any time limit a Participant's Annual Benefit to the Annual Benefit accrued as a specified date no earlier than the date action is taken. In such event, the Annual Benefit will be calculated as though the Commencement Date occurred on the specified date. Payment of Annual Benefits will commence on the Commencement Date determined in accordance with Section 3.1.

     3.  In all other respects the Plan remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be effective as of the date first written above.

                             THE ADVEST GROUP, INC.





                              By: ____________________
                                    Grant W. Kurtz
                                    Chief Executive Officer